                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT



                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (date of earliest event reported):

                                  May 30, 1996
                                  ------------

                              COMMODORE MEDIA, INC.
- --------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                    Delaware
- --------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


      33-92732                                                   13-3034720
- ---------------------                                        -------------------
(Commission File No.)                                         (I.R.S. Employer
                                                             Identification No.)

       500 Fifth Avenue, Suite 3000, New York, New York                  10110
- --------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)


                                 (212) 302-2727
                                 --------------
              (Registrant's telephone number, including area code)


                                 not applicable
- --------------------------------------------------------------------------------
          (Former Name of Former Address, if Changed Since Last Report)



                                Page 1 of 34 Pages

                         TABLE OF ADDITIONAL REGISTRANTS



NAME                                    STATE OR OTHER                    Primary                      IRS Employer
                                       JURISDICTION OF                    Standard                    Identification
                                        INCORPORATION                    Industrial                       Number
                                                                       Classification
                                                                           Number
Commodore Media of                         Delaware                         4832                        51-0286804
   Delaware, Inc.

Commodore Media of                         Delaware                         4832                        61-0997863
   Kentucky, Inc.

Commodore Media of                         Delaware                         4832                        23-2207457
   Pennsylvania, Inc.

Commodore Media of                         Delaware                         4832                        06-1277523
   Norwalk, Inc.

Commodore Media of                         Delaware                         4832                        59-2813110
   Florida, Inc.

Commodore Media of                         Delaware                         4832                        13-3356485
   Westchester, Inc.

Commodore Holdings, Inc.                   Delaware                         4832                        13-3858506

Danbury Broadcasting, Inc.               Connecticut                        4832                        13-3653113

                                 Page 2 of 34 Pages

ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)      Financial Statements of Business Acquired.

         MEDIA VI:

         -     Report of Independent Auditors

         -     Balance Sheets at December 31, 1995 and March 31, 1996
               (unaudited)

         - Statements of Operations for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)

         - Statements of Partners' Equity for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)

         - Statements of Cash Flows for the year ended December 31, 1995 and for the three months ended March 31, 1995 (unaudited) and 1996 (unaudited)

         -     Notes to Financial Statements

         Q BROADCASTING:

         -     Independent Auditors' Report

         - Balance Sheets at September 30, 1994 and 1995 and March 31, 1996 (unaudited)

         - Statements of Operations and Deficit for the years ended September 30, 1993, 1994 and 1995, and for the six months ended March 31, 1995 (unaudited) and 1996 (unaudited)

         - Statements of Cash Flows for the years ended September 30, 1993, 1994 and 1995, and for the six months ended March 31, 1995 (unaudited) and 1996 (unaudited)

         -     Notes to Financial Statements


                               Page 3 of 34 Pages

(b)      Pro Forma Financial Information.

         COMMODORE MEDIA:

         - Unaudited Pro Forma Consolidated Statement of Operations for the Twelve Months Ended December 31, 1995.

         - Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 1996.

         -     Notes to Unaudited Pro Forma Consolidated Statements of
               Operations.

         -     Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1996.

         -     Notes to Unaudited Pro Forma Consolidated Balance Sheet.


                               Page 4 of 34 Pages

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Media VI

     We have audited the accompanying balance sheet of Media VI as of December 31, 1995, and the related statement of operations, partners' equity and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media VI at December 31, 1995, and the results of its operations and its cash flows for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New York, New York
April 26, 1996

                               Page 5 of 34 Pages

                                    MEDIA VI

                                 BALANCE SHEETS



                                                                     DECEMBER 31,      MARCH 31,
                                                                         1995            1996
                                                                     ------------     -----------
                                                                                      (unaudited)
ASSETS
Current assets:
  Cash.............................................................   $   57,762      $    36,635
  Accounts receivable, net of allowance for doubtful accounts of
     $12,200 in 1995 and $10,600 in 1996...........................      284,941          183,821
  Due from Commodore Media, Inc. (Note 1)..........................           --           28,169
  Prepaid expenses and other current assets........................        9,666            8,941
                                                                      ----------       ----------
          Total current assets.....................................      352,369          257,566
Property and equipment, at cost less accumulated depreciation......      782,690          769,065
Intangible assets at cost, less accumulated amortization...........    2,147,258        2,134,434
Other assets.......................................................        1,340            1,340
                                                                      ----------       ----------
          Total assets.............................................   $3,283,657      $ 3,162,405
                                                                      ==========       ==========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable.................................................   $    9,613      $    21,319
  Accrued expenses and other current liabilities...................       54,949           17,477
  Current portion of long-term debt................................      119,185          119,185
                                                                      ----------       ----------
          Total current liabilities................................      183,747          157,981
Long term debt.....................................................    2,152,371        2,122,575
Partners' equity...................................................      947,539          881,849
                                                                      ----------       ----------
          Total liabilities and partners' equity...................   $3,283,657      $ 3,162,405
                                                                      ==========       ==========

See notes to financial statements.

                               Page 6 of 34 Pages

                                    MEDIA VI

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
Broadcast revenue......................................   $2,131,480       $ 519,981       $ 230,507
Less agency commissions................................      138,807          34,241          15,117
                                                          ----------        --------        --------
Net broadcast revenue..................................    1,992,673         485,740         215,390
Net JSA revenue (Note 1)...............................           --              --          79,893
                                                          ----------        --------        --------
Net revenue............................................    1,992,673         485,740         295,283
Operating expenses:
  Programming, technical and news......................      108,591          24,585          23,983
  Sales and promotion..................................      973,219         217,484         125,572
  General and administrative...........................      410,528          71,356          94,951
  Depreciation and amortization........................      149,160          38,242          26,450
                                                          ----------        --------        --------
Income (loss) from operations..........................      351,175         134,073          24,327
Interest expense, net..................................     (215,966)        (57,069)        (46,232)
                                                          ----------        --------        --------
Net income (loss)......................................   $  135,209       $  77,004       $ (21,905)
                                                          ==========        ========        ========

See notes to financial statements.

                               Page 7 of 34 Pages

                                    MEDIA VI

                         STATEMENTS OF PARTNERS' EQUITY

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
Partners' equity, beginning of period..................    $911,332        $ 911,332       $ 947,539
Net income (loss)......................................     135,209           77,004         (21,905)
Distributions to partners..............................     (99,002)              --         (43,785)
                                                           --------         --------        --------
Partners' equity, end of period........................    $947,539        $ 988,336       $ 881,849
                                                           ========         ========        ========

See notes to financial statements.

                               Page 8 of 34 Pages

                                    MEDIA VI

                            STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED          THREE MONTHS ENDED
                                                         DECEMBER 31,              MARCH 31,
                                                             1995         ---------------------------
                                                         ------------        1995            1996
                                                                          -----------     -----------
                                                                          (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)......................................   $  135,209       $  77,004       $ (21,905)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization........................      149,160          38,242          26,450
Changes in current assets and liabilities:
  (Increase) decrease in accounts receivable...........      (27,328)         20,599         101,120
  (Increase) in Due from Commodore Media, Inc..........                                      (28,169)
  (Increase) decrease in prepaid expenses and other
     current assets....................................         (572)             --             725
  (Decrease) increase in accounts payable..............      (15,044)        (23,373)         11,706
  Increase (decrease) in accrued expenses and other
     current liabilities...............................       16,333         (27,869)        (37,472)
                                                           ---------        --------        --------
Net cash provided by operating activities..............      257,758          84,603          52,455
                                                           ---------        --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment....................       (8,048)         (1,617)             --
Proceeds from sale of property and equipment...........       21,936              --              --
                                                           ---------        --------        --------
Net cash provided by (used in) investing activities....       13,888          (1,617)             --
                                                           ---------        --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to partners..............................      (99,002)             --         (43,786)
Proceeds from debt.....................................      650,000              --              --
Repayment of debt......................................     (854,419)        (53,992)        (29,796)
                                                           ---------        --------        --------
Net cash used in financing activities..................     (303,421)        (53,992)        (73,582)
                                                           ---------        --------        --------
Net (decrease) increase in cash........................      (31,775)         28,994         (21,127)
Cash, beginning of period..............................       89,537          89,537          57,762
                                                           ---------        --------        --------
Cash, end of period....................................   $   57,762       $ 118,531       $  36,635
                                                           =========        ========        ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest.................................   $  206,884       $  46,538       $  48,304
                                                           =========        ========        ========

See notes to financial statements.

                               Page 9 of 34 Pages

                                    MEDIA VI

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. NATURE OF BUSINESS AND ORGANIZATION

     Media VI (the "Company") was formed under the laws of the State of Florida as a general partnership, comprised of six general partners for the primary purpose of owning and operating radio stations WAXE-AM and WAVW-FM located in Vero Beach/Ft. Pierce, Florida.

     In August 1995, the Company acquired substantially all of the assets of Media 5, Inc. ("Media 5"), consisting primarily of radio station WKQS-FM, in a business combination between companies under common control, similar to a pooling of interest, for a 6% interest in the Company. Accordingly, the results of operations of Media 5 have been included in the Company's statement of operations for the year ended December 31, 1995.

     On February 16, 1996, the Company entered into an Asset Purchase Agreement (the "Agreement") to sell substantially all of the assets relating to the operation of WAXE-AM, WAVW-FM and WKQS-FM (collectively, the "Stations") to Commodore Media, Inc. ("Commodore") for $8,000,000 in cash. Commodore paid an initial cash deposit of $400,000, which is being held by an escrow agent until the closing date, which is expected to occur during 1996.

     In conjunction with the Agreement, the Company entered into a Joint Sales Agreement ("JSA") with Commodore. Under the terms of the JSA, Commodore purchases all available broadcast air time from the Company for a fee of $60,000 per month. Additionally, Commodore assumed responsibility for a majority of the operating expenses of the Stations. The JSA will terminate upon closing of the Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition/Credit Risk

     The Company's primary source of revenue is the sale of airtime to advertisers. Revenue is recorded when the advertisements are broadcast. The Company provides advertising time to national, regional, and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition; generally, advance payment is not required. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts.

     During the three months ended March 31, 1996, the Company recognized approximately $80,000 additional revenue related to the JSA with Commodore Media (Note 1).

     Cash is deposited in a major money center financial institution, to which the Company is exposed to credit risk. At times, deposited amounts may exceed federally insured limits.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Barter Transactions

     Barter transactions represent the exchange of commercial air time for programming, merchandise or services. These transactions are included in broadcast revenue and both sales and promotion and general and administrative expenses at the fair value of the merchandise or services received. Barter revenue is recorded when advertisements are broadcast and barter expense is recognized when the merchandise or services are received.

                              Page 10 of 34 Pages

                                    MEDIA VI

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     For the year ended December 31, 1995, barter revenue and expense amounted to $96,651 and $85,103, respectively.

  Income Taxes

     The Company is not subject to federal or state income taxes. Income or loss from the Company's operations is included in the determination of taxable income of the respective partners, pursuant to the terms of the partnership agreement.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for using the straight-line method based on the following schedule of estimated useful lives:

                                                                         ESTIMATED LIFE
                                CLASSIFICATION                               (YEARS)
        Land improvements..............................................        15
        Building and building improvements.............................        31
        Furniture, fixtures and equipment..............................         5
        Broadcasting and technical equipment...........................      5-20
        Vehicles.......................................................       3-5

     Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

  Intangible Assets

     Intangible assets are being amortized using the straight-line method based on the following schedule of estimated useful lives:

                                                                         ESTIMATED LIFE
                                CLASSIFICATION                               (YEARS)
        FCC licenses...................................................        40
        Goodwill.......................................................        40
        Deferred financing costs.......................................       4-7

     It is the Company's policy to account for intangible assets at the lower of amortized cost or fair value. As part of an ongoing review of the valuation and amortization of intangible assets, management assesses the carrying value of the Company's intangible assets if facts and circumstances suggest that it may have been impaired, If this review indicates that the intangible assets will not be recoverable as determined by an undiscounted cash flow analysis of the Company over the remaining amortization period, the carrying value of the Company's intangible assets would be reduced to its estimated fair value.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of ("FAS 121"), effective for fiscal years beginning after December 15, 1995. The new rules establish standards for the recognition and measurement of impairment losses on long-lived assets and certain intangible assets. The Company expects the adoption of FAS 121 will not have a material effect on its financial statements.

  Interim Financial Information

     Financial information as of and for the three months ended March 31, 1996 and for the three months ended March 31, 1995 is unaudited. In the opinion of management, all adjustments of a normal and recurring

                              Page 11 of 34 Pages

                                    MEDIA VI

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

nature, and those that are necessary for a fair presentation of the results as of and for such periods, have been included. Interim results are not necessarily indicative of the results for a full year.

3. ACQUISITION OF MEDIA 5

     The separate results of the combining entities prior to the combination for the seven months ended July 31, 1995 are as follows:

                                                                 MEDIA VI     MEDIA 5
        Net revenue............................................  $960,142     $241,803
        Less intercompany transactions.........................    49,360           --
                                                                 --------     --------
                                                                  910,782      241,803
                                                                 ========     ========
        Net income (loss)......................................  $181,043     $(30,133)
                                                                 ========     ========

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31, 1995:

        Land and land improvements.......................................  $  216,671
        Building and building improvements...............................     283,909
        Furniture, fixtures and equipment................................      76,776
        Broadcasting and technical equipment.............................     611,101
        Vehicles.........................................................      13,300
                                                                           ----------
                                                                            1,201,757
        Less accumulated depreciation....................................    (419,067)
                                                                           ----------
        Property, plant and equipment, net...............................  $  782,690
                                                                           ==========

5. INTANGIBLE ASSETS

     Intangible assets consists of the following at December 31, 1995:

        FCC License......................................................  $2,295,349
        Goodwill.........................................................     132,510
        Deferred financing costs.........................................      48,617
                                                                           ----------
                                                                            2,476,476
        Less accumulated amortization....................................    (329,218)
                                                                           ----------
        Other intangible assets, net.....................................  $2,147,258
                                                                           ==========

                              Page 12 of 34 Pages

                                    MEDIA VI

6. LONG-TERM DEBT

     At December 31, 1995, the Company's long-term debt consisted of the following:

        First Mortgage payable to Barnett Bank of the Treasure Coast (the
          "First Mortgage")..............................................  $1,675,723
        Second Mortgage payable to Barnett Bank of the Treasure Coast
          (the "Second Mortgage")........................................     595,833
                                                                           ----------
                                                                            2,271,556
        Less current maturities..........................................    (119,185)
                                                                           ----------
        Total long-term debt.............................................  $2,152,371
                                                                           ==========

  The First Mortgage

     Principal is being repaid in equal monthly installments of approximately $2,200, with a lump sum payment of the balance due on May 31, 2002. Interest is payable monthly at a variable rate equal to the Barnett Bank prime, which fluctuated from a low of 8.5% to a high of 9% during 1995. The First Mortgage is secured by an interest in all of the Company's assets and a first mortgage on all real property owned or subsequently acquired prior to maturity.

  The Second Mortgage

     Principal is being repaid in equal monthly installments of approximately $7,700, with the final payment due on May 17, 2002. Interest is payable monthly at a variable rate equal to Barnett Bank prime, which fluctuated from a low of 8.5% to a high of 9% during 1995. The Second Mortgage is secured by an interest in all the Company's assets and a second mortgage on all real property.

     Aggregate maturities of long-term debt due within the next five years ending December 31, are as follows:

        1996.............................................................  $  119,185
        1997.............................................................     119,185
        1998.............................................................     119,185
        1999.............................................................     119,185
        2000.............................................................     119,185
        Thereafter.......................................................   1,675,631
                                                                           ----------
                                                                           $2,271,556
                                                                           ==========

7. LEASE COMMITMENTS

     The principle types of property leased by the Company consist of land used for its broadcast tower, vehicles, computer software and other office equipment. The Company's minimum lease commitments under all non-cancelable operating leases are as follows:

        1996...............................................................  $39,408
        1997...............................................................   19,171
        1998...............................................................    9,828
        1999...............................................................    3,259
        2000...............................................................    1,200
        Thereafter.........................................................   10,800
                                                                             -------
                                                                             $83,666
                                                                             =======

                                Page 13 of 34 Pages

                                    MEDIA VI

7. LEASE COMMITMENTS--(CONTINUED)

     The Company's rental expense, covering the use of a modular office unit, amounted to approximately $7,800 for the year ended December 31, 1995, and has been included in general and administrative expenses.

8. LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings from time to time in the normal course of business. In management's opinion, the litigation with which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or the results of its operations.

9. RELATED PARTY TRANSACTIONS

     The sole shareholder of one of the Company's general partners is an attorney employed by a law firm which provides professional services to the Company on a continuing and regular basis. During 1995, fees of approximately $14,000 were paid to this firm.

     Additionally, the sole shareholder of one of the Company's general partners is the owner of a local business with which the Company's radio stations conduct business. During 1995, the Company recorded sales of approximately $7,000 related to advertisements aired for this partner's business.

10. DEFINED CONTRIBUTION RETIREMENT PLAN

     The Company has a 401(k) Plan (the "Plan") for the benefit of all employees. Participants may elect to contribute a percentage of their annual compensation to the Plan, subject to applicable Internal Revenue Service limitations. The Company makes a matching contribution to the Plan, not to exceed 1% of the employees' contributions. The employer's share of the contributions vest according to a predetermined schedule. Total contributions made by the Company for the year ended December 31, 1995 amounted to $9,181.

                                Page 14 of 34 Pages

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Q Broadcasting, Inc.
Stamford, Connecticut

     We have audited the accompanying balance sheets of Q Broadcasting, Inc. as of September 30, 1995 and 1994 and the related statements of operations and deficit and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Q Broadcasting, Inc. as of September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          HOLTZ RUBENSTEIN & CO., LLP
                                          CERTIFIED PUBLIC ACCOUNTANTS

Melville, New York
February 12, 1996

                                Page 15 of 34 Pages

                              Q BROADCASTING, INC.

                                 BALANCE SHEETS

                                                             SEPTEMBER 30,
                                                      ---------------------------      MARCH 31,
                                                         1994            1995            1996
                                                      -----------     -----------     -----------
                                                                                      (unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $    56,327     $       831     $     1,300
  Accounts receivable, less allowance for doubtful
     accounts of $55,000 in 1994, $58,000 in 1995
     and $58,000 as of March 31, 1996...............      652,416         510,971         640,322
  Prepaid expenses and other current assets.........       54,288          53,951          94,744
  Due from related parties (Note 4).................       35,433          72,880          46,925
                                                      -----------     -----------     -----------
          Total current assets......................      798,464         638,633         783,291
PROPERTY AND EQUIPMENT, net (Notes 5 and 7).........      523,025         407,292         328,517
INTANGIBLES, net (Notes 6 and 8)....................    2,633,683       2,375,195       2,308,451
OTHER ASSETS........................................       57,131          39,168          37,262
                                                      -----------     -----------     -----------
                                                      $ 4,012,303     $ 3,460,288     $ 3,457,521
                                                      ===========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..................................  $    70,116     $   124,646     $   210,443
  Accrued expenses..................................      113,151         159,316         148,503
  Current portion of capital lease obligations
     (Notes 5 and 7)................................        8,695           6,183           5,098
                                                      -----------     -----------     -----------
          Total current liabilities.................      191,962         290,145         364,044
                                                      -----------     -----------     -----------
CAPITAL LEASE OBLIGATIONS (Notes 5 and 7)...........       10,161           3,981           1,519
                                                      -----------     -----------     -----------
NOTE PAYABLE--STOCKHOLDERS (Note 9).................    6,027,893       6,995,290       7,688,074
                                                      -----------     -----------     -----------
COMMITMENTS (Note 8)
STOCKHOLDERS' DEFICIT:
  Common stock, no par value, 1,000 shares
     authorized, issued and outstanding.............        1,000           1,000           1,000
  Additional paid-in capital........................      999,000         999,000         999,000
  Deficit...........................................   (3,217,713)     (4,829,128)     (5,596,116)
                                                      -----------     -----------     -----------
                                                       (2,217,713)     (3,829,128)     (4,596,116)
                                                      -----------     -----------     -----------
                                                      $ 4,012,303     $ 3,460,288     $ 3,457,521
                                                      ===========     ===========     ===========

See notes to financial statements.

                                Page 16 of 34 Pages

                              Q BROADCASTING, INC.

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                                YEARS ENDED                     SIX MONTHS ENDED
                                               SEPTEMBER 30,                        MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (unaudited)   (unaudited)
REVENUE.........................  $ 1,511,181   $ 2,267,625   $ 2,508,867   $ 1,181,990   $ 1,690,948
  Less: Commissions and fees....      127,866       193,342       222,411       105,714       144,633
                                  ------------  ------------  ------------  ------------  ------------
                                    1,383,315     2,074,283     2,286,456     1,076,276     1,546,315
                                  ------------  ------------  ------------  ------------  ------------
EXPENSES:
  Broadcast and production (Note
     8).........................      715,511       742,018       786,377       361,014       607,182
  Selling and promotion.........      844,004       880,429     1,500,873       647,172       967,285
  General and administrative
     (Note 8)...................      764,768       703,908       823,312       361,744       352,108
  Depreciation and
     amortization...............      637,397       538,600       447,602       158,568       152,600
                                  ------------  ------------  ------------  ------------  ------------
                                    2,961,680     2,864,955     3,558,164     1,528,498     2,079,175
                                  ------------  ------------  ------------  ------------  ------------
LOSS FROM OPERATIONS............   (1,578,365)     (790,672)   (1,271,708)     (452,222)     (532,860)
                                  ------------  ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSE):
  Interest expense (Note 9).....     (257,732)     (438,647)     (493,578)     (240,384)     (295,784)
  Other, net....................       13,705        51,805       153,871        76,963        61,656
                                  ------------  ------------  ------------  ------------  ------------
                                     (244,027)     (386,842)     (339,707)     (163,421)     (234,128)
                                  ------------  ------------  ------------  ------------  ------------
NET LOSS........................   (1,822,392)   (1,177,514)   (1,611,415)     (615,643)     (766,988)
DEFICIT, beginning of period....     (217,807)   (2,040,199)   (3,217,713)   (3,217,713)   (4,829,128)
                                  ------------  ------------  ------------  ------------  ------------
DEFICIT, end of period..........  $(2,040,199)  $(3,217,713)  $(4,829,128)  $(3,833,356)  $(5,596,116)
                                  ============  ============  ============  ============  ============

See notes to financial statements.

                                Page 17 of 34 Pages

                              Q BROADCASTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTHS ENDED
                                            YEARS ENDED SEPTEMBER 30,                MARCH 31,
                                     ---------------------------------------   ---------------------
                                        1993          1994          1995         1995        1996
                                     -----------   -----------   -----------   ---------   ---------
                                                                               (unaudited) (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.........................  $(1,822,392)  $(1,177,514)  $(1,611,415)  $(615,643)  $(766,988)
                                     -----------   -----------   -----------   ---------   ---------
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and
       amortization................      637,397       538,600       447,602     158,568     152,600
     Provision for doubtful
       accounts....................       25,150        75,655        29,702          --          --
     Changes in operating assets
       and liabilities:
       (Increase) decrease in
          assets:
          Accounts receivable......       (9,557)     (444,619)      111,743     131,467    (129,351)
          Prepaid expenses and
            other current assets...         (690)         (196)          337     (70,952)    (40,793)
          Other assets.............       (3,853)      (25,309)       17,963        (201)      1,906
       (Decrease) increase in
          liabilities:
          Accounts payable.........      (22,712)       14,456        54,530     (39,679)     85,797
          Accrued expenses.........      (31,444)       12,009        46,165      38,259     (10,813)
                                     -----------   -----------   -----------   ---------   ---------
     Total adjustments.............      594,291       170,596       708,042     217,462      59,346
                                     -----------   -----------   -----------   ---------   ---------
     Net cash used in operating
       activities..................   (1,228,101)   (1,006,918)     (903,373)   (398,181)   (707,642)
                                     -----------   -----------   -----------   ---------   ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
     equipment.....................      (91,532)      (23,118)      (73,381)       (995)     (7,081)
                                     -----------   -----------   -----------   ---------   ---------
     Net cash used in investing
       activities..................      (91,532)      (23,118)      (73,381)       (995)     (7,081)
                                     -----------   -----------   -----------   ---------   ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Principal repayment of note
     payable.......................     (327,719)           --            --          --          --
  Repayment of capital lease
     obligations...................       (8,585)       (9,823)       (8,692)     (5,841)     (3,547)
  Loans from stockholders..........    1,632,185     1,111,592       967,397     317,374     692,784
  Loans to related parties.........           --       (35,433)      (37,447)     35,433      25,955
                                     -----------   -----------   -----------   ---------   ---------
     Net cash provided by financing
       activities..................    1,295,881     1,066,336       921,258     346,966     715,192
                                     -----------   -----------   -----------   ---------   ---------
Net (decrease) increase in cash and
  cash equivalents.................      (23,752)       36,300       (55,496)    (52,210)        469
Cash and cash equivalents at
  beginning of period..............       43,779        20,027        56,327      56,327         831
                                     -----------   -----------   -----------   ---------   ---------
Cash and cash equivalents at end of
  period...........................  $    20,027   $    56,327   $       831   $   4,117   $   1,300
                                     ===========   ===========   ===========   =========   =========

See notes to financial statements.

                                Page 18 of 34 Pages

                              Q BROADCASTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995
                AND THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996
  (INFORMATION WITH RESPECT TO THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS:

     Q Broadcasting, Inc. (the "Company") owns and operates two radio broadcast stations in Stamford, Connecticut. These stations, WSTC-AM and WKHL-FM, principally serve the Stamford metropolitan area.

2. BASIS OF PRESENTATION:

     The financial statements have been prepared on a going concern basis which contemplates continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The Company's ability to continue as a going concern is dependent upon the continued financial support of its shareholders.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a. Revenue recognition

     Broadcasting revenue is recognized when commercials are aired. Barter transactions are recorded at the estimated fair value of the merchandise or services received.

  b. Depreciation

     The Company provides for depreciation using the declining balance method over the estimated useful lives of the fixed assets as follows:

        Broadcast and other equipment.......................................   5 years
        Tower and antenna systems...........................................   7 years
        Transmitter equipment...............................................   7 years
        Furniture and fixtures..............................................   7 years

  c. Amortization

     The Company provides for amortization using the straight-line method over the estimated useful lives of the intangible assets as follows:

        Broadcast license..................................................   25 years
        Transmitter lease..................................................   23 years
        Covenant not to compete............................................    3 years
        Organizational costs...............................................    5 years

  d. Income taxes

     The shareholders of the Company elected to be taxed as a "Small Business Corporation," for federal and state income tax purposes pursuant to the Internal Revenue Code. As a result of this election, the income of the Company will be taxed directly to the individual shareholders. Accordingly, no provision for taxes is included in the financial statements of the Company.

  e. Statement of cash flows

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                                Page 19 of 34 Pages

                              Q BROADCASTING, INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)

  f. Advertising

     The Company charges to expense, advertising costs as incurred. Advertising costs amounted to $227,094, $41,405 and $112,226 for the years ended September 30, 1993, 1994 and 1995, respectively and $17,168 and $23,972 for the six months ended March 31, 1995 and 1996, respectively.

  g. Interim financial statements

     The unaudited financial statements as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the period. The results of operations are not necessarily indicative of the results expected for the fiscal year.

4. DUE FROM RELATED PARTIES:

     The Company advanced funds on behalf of three related entities. Approximately $16,800 and $54,200 for two entities 100% owned by the Company's owners as of September 30, 1994 and 1995, respectively and approximately $18,700 to an entity which the Company's owners have a minority interest as of September 30, 1994 and 1995. As of March 31, 1996 these receivables amounted to approximately $18,700 and $28,200, respectively.

5. PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, is summarized as follows:

                                                           SEPTEMBER 30,            MARCH 31,
                                                     -------------------------        1996
                                                        1994           1995        -----------
                                                                                   (unaudited)
    Broadcast and office equipment.................  $  583,853     $  586,269     $   586,269
    Tower and antenna systems......................     268,000        268,000         268,000
    Transmitter equipment..........................      75,000         75,000          75,000
    Furniture and fixtures.........................     229,519        300,484         307,565
                                                     ----------     ----------      ----------
                                                      1,156,372      1,229,753       1,236,834
    Less accumulated depreciation..................     633,347        822,461         908,317
                                                     ----------     ----------      ----------
                                                     $  523,025     $  407,292     $   328,517
                                                     ==========     ==========      ==========

     Included in furniture and fixtures was $41,975 related to assets recorded under capital leases; the related amount included in accumulated depreciation is $19,095 and $28,707 as of September 30, 1994 and 1995 and $33,513 as of March
31, 1996.

                                Page 20 of 34 Pages

                              Q BROADCASTING, INC.

6. INTANGIBLES:

     Intangibles, at cost, is summarized as follows:

                                                           SEPTEMBER 30,           MARCH 31,
                                                     -------------------------        1996
                                                        1994           1995        ----------
                                                                                   (unaudited)
    Organizational costs...........................  $   97,917     $   97,917     $   97,917
    Covenant not to compete........................     450,000        450,000        450,000
    Broadcast license..............................   1,000,000      1,000,000      1,000,000
    Transmitter lease..............................   1,700,000      1,700,000      1,700,000
                                                     ----------     ----------     ----------
                                                      3,247,917      3,247,917      3,247,917
    Less accumulated amortization..................     614,234        872,722        939,466
                                                     ----------     ----------     ----------
                                                     $2,633,683     $2,375,195     $2,308,451
                                                     ==========     ==========     ==========

7. CAPITAL LEASE OBLIGATIONS:

     Included in property and equipment are assets recorded under capital leases. The future minimum lease payments for these capital leases and the present value of the net minimum lease payments as of September 30, 1995 are as follows:

                                    FISCAL YEAR
          1996.............................................................  $ 6,826
          1997.............................................................    4,168
                                                                             -------
        Minimum lease payments.............................................   10,994
        Less amount representing interest..................................      830
                                                                             -------
        Present value of net minimum lease payments........................  $10,164
                                                                             =======

8. COMMITMENTS:

     The Company leases studio and office space and a transmitter tower site under operating leases expiring in September 1999 and December 2017, respectively. Rent expense for these leases was approximately $179,000, $186,000 and $211,000 for the years ended September 30, 1993, 1994 and 1995, respectively. Rent expense for these leases was approximately $110,000 for the six months ended March 31, 1995 and 1996.

     Minimum rental commitments for the remaining terms of the operating leases are as follows:

                            YEAR ENDING SEPTEMBER 30,
             1996.........................................................  $212,685
             1997.........................................................   213,180
             1998.........................................................   213,180
             1999.........................................................   213,180
             2000.........................................................    21,780
        Thereafter........................................................   430,939

9. NOTE PAYABLE--STOCKHOLDERS:

     In connection with advances made by its stockholders for the acquisition of assets and working capital, the Company has issued an 8% demand note payable to its stockholders. The stockholders have agreed not to demand payment until a date subsequent to October 1, 1996. Interest expense for the years ended

                                Page 21 of 34 Pages

                              Q BROADCASTING, INC.

9. NOTE PAYABLE--STOCKHOLDERS--(CONTINUED)

September 30, 1993, 1994 and 1995 was $238,187, $435,895 and $492,397,
respectively. Interest expense for the six months ended March 31, 1995 and 1996 was $240,384 and $295,784, respectively.

10. SUBSEQUENT EVENT:

     The Company has entered into a letter of intent for the sale of substantially all of its operating assets.

11. SUPPLEMENTARY INFORMATION--STATEMENT OF CASH FLOWS:

     Barter transactions resulted in sales and related expenses of $306,600, $314,500 and $315,900 for the years ending September 30, 1993, 1994 and 1995, respectively. Barter transactions resulted in sales and related expenses of $105,455 and $121,930 for the six months ended March 31, 1995 and 1996, respectively.

     Cash paid during the years ended September 30, 1993, 1994 and 1995 for interest was $261,018, $438,648 and $493,578, respectively. Cash paid during the six months ended March 31, 1995 and 1996 for interest was $137,526 and $-0-, respectively.

                                Page 22 of 34 Pages

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The Unaudited Pro Forma Consolidated Statement of Operations for the twelve months ended December 31, 1995 presents the statement of operations of Commodore Media, Inc. (the "Company") as if (i) the issuance of 13 1/4 % Senior Subordinated Notes, due 2003, and Warrants to purchase 75,500 shares of Class A Common Stock (the "Recapitalization Transactions"), (ii) the issuance of Senior Exchangeable Redeemable Preferred Stock, Series A, $.01 par value per share (the "Preferred Stock Offering"), (iii) borrowings from the AT&T Commercial Finance Corporation (the "Senior Credit Facility") and (iv) the acquisition of Danbury Broadcasting, Inc. (the "Danbury Acquisition"), Hudson Valley Growth, L.P. (the "Westchester Acquisition"), Media VI (the "Treasure Coast Acquisition") and Q Broadcasting, Inc. (the "Stamford Acquisition") (collectively, the "Acquisitions") had occurred on January 1, 1995. The Unaudited Consolidated Pro Forma Statement of Operations for the three months ended March 31, 1996 presents the statement of operations of the Company as if the Recapitalization Transactions, the Preferred Stock Offering, the Senior Credit Facility and the Acquisitions had occurred on January 1, 1995. The Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1996 presents the balance sheet of the Company as if the Preferred Stock Offering, the Senior Credit Facility, the Treasure Coast Acquisition and the Stamford Acquisition had occurred on March 31, 1996.

The Acquisitions have been accounted for using the purchase method of accounting. The total cost of such Acquisitions has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The allocation of the respective purchase prices assumed in the pro forma financial statements is preliminary. The Company does not expect that the final allocation of the purchase price will materially differ from the preliminary allocation.

The pro forma adjustments are based on available information and on certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated financial information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, as well as the Financial Statements and Notes thereto of Danbury Broadcasting, Inc., (included in the Form 8-KA filed June 10, 1996), Q Broadcasting, Inc. and Media VI, (included elsewhere in this filing). The pro forma statement of operations data are not necessarily indicative of the results that would have occurred if the Recapitalization Transactions, the Preferred Stock Offering, the Senior Credit Facility and the Acquisitions had occurred on the date indicated, nor are they indicative of the Company's future results of operations.

                              Page 23 of 34 Pages

COMMODORE MEDIA, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS)


                                                       TWELVE MONTHS ENDED DECEMBER 31, 1995
                                             ------------------------------------------------------
                                                                                           Treasure
                                              Commodore    Westchester      Danbury           Coast
                                             Media, Inc.   Acquisition  Acquisition (a) Acquisition
                                             ------------------------------------------------------
Total revenue                                 $ 33,653       $ 714         $ 2,734         $2,131
Less: agency commissions                        (2,858)        (37)           (247)          (139)
                                              --------       -----         -------         ------
Net revenue                                     30,795         677           2,487          1,992

Station operating expenses                      19,033         601           1,896          1,492
Corporate expenses                               2,051           0             369              0

Depreciation and amortization                    1,926         172             432            149
Long-term incentive compensation                 2,007           0               0              0
                                              --------       -----         -------         ------
Operating income (loss)                          5,778         (96)           (210)           351

Interest expense, net                            7,000         128             296            216


Other expenses (income)                            434         (43)            (26)             0

                                              --------       -----         -------         ------
Net (loss) income before income taxes
     and extraordinary item                     (1,656)       (181)           (480)           135
Income taxes                                       140           0               0              0
                                              --------       -----         -------         ------
Net (loss) income before extraordinary item   $ (1,796)      $(181)        $  (480)        $  135
                                              ========       =====         =======         ======

                                             TWELVE MONTHS ENDED DECEMBER 31, 1995
                                             -------------------------------------
                                                Stamford       Pro Forma
                                             Acquisition (b) adjustments  Combined
                                             -------------------------------------
Total revenue                                  $  3,044      $             $42,276
Less: agency commissions                           (224)                    (3,505)
                                               --------                    -------
Net revenue                                       2,820                     38,771

Station operating expenses                        3,496       (1,799)(c)    24,719
Corporate expenses                                    0           95 (d)     2,146
                                                                (369)(d)
Depreciation and amortization                       444         (161)(e)     2,962
Long-term incentive compensation                      0                      2,007
                                               --------                    -------
Operating income (loss)                          (1,120)                     6,937

Interest expense, net                               518        1,168 (f)    10,632
                                                               2,464 (g)
                                                              (1,158)(h)
Other expenses (income)                               0           35 (i)       620
                                                                 220 (j)
                                               --------                    -------
Net (loss) income before income taxes
     and extraordinary item                      (1,638)                    (4,315)
Income taxes                                          0                        140
                                               --------                    -------
Net (loss) income before extraordinary item    $ (1,638)                   $(4,455)
                                               ========                    =======

                              Page 24 of 34 Pages

COMMODORE MEDIA, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS)


                                                                 THREE MONTHS ENDED MARCH 31, 1996
                                             ---------------------------------------------------------------------
                                                                Treasure
                                              Commodore            Coast        Stamford      Pro Forma  Pro Forma
                                             Media, Inc.(k)  Acquisition(l)  Acquisition    Adjustments   Combined
                                             ---------------------------------------------------------------------
Total revenue                                   $ 8,048             $310       $ 707          $           $ 9,065
Less: agency commissions                           (632)             (15)        (58)                        (705)
                                                --------            -----      ------                     --------
Net revenue                                       7,416              295         649                        8,360

Station operating expenses                        5,375              245         852           (624)(c)     5,848
Corporate expenses                                  466                0           0             24 (d)       490
Depreciation and amortization                       480               26          76            157 (m)       739
                                                --------            -----      ------                     --------
Operating income (loss)                           1,095               24        (279)                       1,283

Interest expense, net                             2,336               46         148            292 (n)     2,799
                                                                                                171 (o)
                                                                                               (194)(h)
Other expenses (income)                             168                0           0             32 (p)       200
                                                --------            -----      ------                     --------
Net loss before income taxes
     and extraordinary item                      (1,409)             (22)       (427)                      (1,716)
Income taxes                                         27                0           0                           27
                                                --------            -----      ------                     --------
Net loss before extraordinary item              $(1,436)            $(22)      $(427)                     $(1,743)
                                                ========            =====      ======                     ========

                                                        Page 25 of 34 Pages

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a) Reflects the historical statement of operations of the Danbury Acquisition. The Danbury Acquisition operated on a June 30 fiscal year end. The historical statement of operations included in the unaudited pro forma consolidated statement of operations, however, has been prepared on a calendar year basis based on the unaudited quarterly financial statements of the Danbury Acquisition.

(b) Reflects the historical statement of operations of the Stamford Acquisition. The Stamford Acquisition operated on a September 30 fiscal year end. The historical statement of operations included in the unaudited pro forma consolidated statement of operations, however, has been prepared on a calendar year basis based on the unaudited quarterly financial statements of the Stamford Acquisition.

(c) Cost savings expected to be realized by combining duplicative programming, general and administrative functions and sales responsibilities in markets with multiple stations, commission reduction, facilities consolidation and reductions in professional fees due to consolidation.

(d) Corporate and general administrative expenses have been incrementally adjusted due to the Acquisitions.

(e) To reflect reduced depreciation and amortization (net) related to the Acquisitions due to differences arising from the purchase price allocation and changes in accounting policy, according to the following (dollars in thousands):

            Reduced pro forma depreciation and amortization
                 expense due to differences in accounting policy    $(486)
            Incremental pro forma depreciation and
                 amortization expense due to purchase price
                 allocation                                           325
                                                                    -----
                                                                    $(161)
                                                                    =====

(f) To reflect adjustment to interest expense associated with the financing of the Danbury and Westchester Acquisitions. The Company used $6.7 million of available cash and financed the remaining $8.2 million of the purchase price with funds obtained from the Senior Credit Facility. Pro forma interest expense, net, associated with the transaction is as follows (dollars in thousands):

            Incremental pro forma interest expense related to financed
                 portion of purchase price ($8.2 million, 9.74%, 12 months)   $  799
            Interest income forfeited due to available cash used to fund
                 purchase price ($6.7 million, 5.5%, 12 months)                  369
                                                                              ------
                                                                              $1,168
                                                                              ======

                              Page 26 of 34 Pages

(g) To reflect the adjustment to interest expense associated with the Recapitalization Transactions as well as the financing of the Treasure Coast and Stamford Acquisitions. The Company used $1.05 million of available cash, $9.9 million of proceeds received from the issuance of the Preferred Stock Offering and $6.45 million of advances received from the Senior Credit Facility to fund these purchases. Pro forma interest expense, net, associated with the above is as follows (dollars in thousands):

             Incremental pro forma interest expense related to the
                Recapitalization Transactions                             $2,773
             Elimination of interest  expense related to the
                Company's debt retired in 1995 as part of the
                Recapitalization Transaction                                (995)
             Incremental pro forma interest expense due to financed
                portion of purchase price ($6.45 million, 9.74%,
                12 months)                                                   628
             Interest income forfeited due to available cash used to
                fund purchase price ($1.05 million, 5.5%, 12 months)          58
                                                                          ------
                                                                          $2,464
                                                                          ======

(h)      To eliminate interest on debt not assumed by the Company.

(i) Elimination of non-operating income that is not expected to be realized by the Company.

(j) To reflect incremental amortization expense of deferred financing fees as follows (dollars in thousands):

             Amortization of deferred financing fees related to
                debt retired during 1995                                    $(69)
             Incremental pro forma amortization of deferred
                financing fees associated with the Senior Credit
                Facility                                                     129
             Incremental pro forma amortization of deferred
                financing fees associated with Recapitalization
                Transactions                                                 160
                                                                            ----
                                                                            $220
                                                                            ====

                              Page 27 of 34 Pages

(k) The Company had been operating the Danbury and Westchester Acquisitions under a Local Marketing Agreement ("LMA") since October 30, 1995 and, therefore, has included actual results of operations in its consolidated statement of operations for the three months ended March 31, 1996.

(l) The Company had been operating the Treasure Coast Acquisition under an LMA since February 19, 1996 and, therefore, has included actual results of operations in its consolidated statement of operations since that date.

(m) To reflect incremental depreciation and amortization (net) related to the Acquisitions due to differences arising from the purchase price allocation and changes in accounting policy, according to the following (dollars in thousands):

             Reduced pro forma depreciation and amortization expense due to
                differences in accounting policy                             $(80)
             Incremental pro forma depreciation and amortization expense
                due to purchase price allocation                              237
                                                                             ----
                                                                             $157
                                                                             ====

(n) To reflect adjustment to interest expense associated with the purchase of the Danbury and Westchester Acquisitions, as stated in adjustment
         (f). Pro forma net interest expense associated with the transaction is as follows (dollars in thousands):

             Incremental pro forma interest expense related to financed
                portion of purchase price ($8.2 million, 9.74%, 3 months)   $200
             Interest income forfeited due to available cash used to fund
                purchase price ($6.7 million, 5.5%, 3 months)                 92
                                                                            ----
                                                                            $292
                                                                            ====

                              Page 28 of 34 Pages
f

(o) To reflect adjustment to interest expense associated with the purchase of the Treasure Coast and Stamford Acquisitions, as stated in adjustment (g). Pro forma net interest expense associated with the transaction is as follows (dollars in thousands):

            Incremental pro forma interest expense due to financed portion
               of purchase price ($6.45 million, 9.74%, 3 months)           $157
            Interest income forfeited due to available cash used to fund
               purchase price ($1.05 million, 5.5%, 3 months)                 14
                                                                            ----
                                                                            $171
                                                                            ====

(p) To reflect incremental pro forma amortization expense of deferred financing fees associated with the Senior Credit Facility.

                              Page 29 of 34 Pages

COMMODORE MEDIA, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(DOLLARS IN THOUSANDS)


                                                                              AS OF MARCH 31, 1996
                                                  ---------------------------------------------------------------------
                                                                    Treasure
                                                   Commodore           Coast      Stamford     Pro Forma      Pro Forma
                                                  Media, Inc.(a) Acquisition   Acquisition   Adjustments       Combined
                                                  ---------------------------------------------------------------------
ASSETS:

Cash                                              $   5,087          $   36      $       1      $(18,250)(b)  $  4,037
                                                                                                     900 (b)
                                                                                                     (37)(b)
                                                                                                   9,850 (c)
                                                                                                   6,450 (d)
Accounts receivable, net                              4,908             212            640          (852)(b)     4,908
Prepaid expenses and other current assets               453               9            142          (151)(b)       453
                                                  ----------         -------     ----------     ---------     ---------
     Total current assets                            10,448             257            783        (2,090)        9,398

Property, plant and equipment, net                   10,016             769            329                      11,114
FCC licenses and goodwill, net                       35,213           2,135          2,308        12,709 (b)    52,365
Other intangible and other assets, net                7,534               1             37           (38)(b)     6,634
                                                                                                    (900)(b)
                                                  ----------         -------     ----------     ---------     ---------
     Total assets                                 $  63,211          $3,162      $   3,457      $  9,681      $ 79,511
                                                  ==========         =======     ==========     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):

Accounts payable and accrued liabilities          $   4,386          $   39      $     359      $   (398)(b)  $  4,386
Current portion of long-term debt                        12             119              5          (124)(b)        12
                                                  ----------         -------     ----------     ---------     ---------
     Total current liabilities                        4,398             158            364          (522)        4,398

Long-term debt                                       74,466           2,122          7,689        (9,811)(b)    80,916
                                                                                                   6,450 (d)
Noncurrent compensation                               1,463               0              0                       1,463
Note payable, officer                                 1,175               0              0                       1,175
Deferred income taxes                                 1,700               0              0                       1,700
Preferred stock                                                                                    9,850 (c)     9,850
Stockholders' equity (deficit)                      (19,991)            882         (4,596)        3,714 (b)   (19,991)
                                                  ----------         -------     ----------     ---------     ---------
     Total liabilities and
          stockholders' equity (deficit)          $  63,211          $3,162      $   3,457      $  9,681      $ 79,511
                                                  ==========         =======     ==========     =========     =========

                                                        Page 30 of 34 Pages

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) The Danbury and Westchester Acquisitions both closed on March 27, 1996 and are, therefore, reflected in the Company's financial position as of March 31, 1996.

(b) To reflect the purchase of the Treasure Coast Acquisition and the Stamford Acquisition, as well as the preliminary allocation of the purchase price, including fees and expenses of $750,000:

            Treasure Coast Acquisition................               $ 8,000,000
            Stamford Acquisition......................                 9,500,000
                                                                    ------------
                 Total................................                17,500,000
            Fees and expenses.........................                   750,000
                                                                     -----------
                 Total................................               $18,250,000
                                                                     ===========

         Deposits totaling $900,000 had been paid for the Stamford Acquisition and the Treasure Coast Acquisition, and will be applied towards the purchase price or returned to the Company at the respective closings.

         The allocation of purchase price and elimination of the assets not acquired and the liabilities not assumed in connection with the Treasure Coast Acquisition and the Stamford Acquisition is as follows (dollars in thousands):

                                       Allocation of
                                         Purchase        Carrying
                                          Price            Value         Adjustment
                                       -------------     --------        ----------
ASSETS:
Cash                                     $      0        $     37        $    (37)
Accounts receivable, net                        0             852            (852)
Prepaid expense and other
       current assets                           0             151            (151)
Property, plant and equipment, net          1,098           1,098               0
Intangible assets, net                     17,152           4,443          12,709
Other assets                                    0              38             (38)
                                         --------        --------        --------
       Total assets                      $ 18,250        $  6,619        $ 11,631
                                         ========        ========        ========
LIABILITIES:
Accounts payable and accrued
       expenses                                 0             398            (398)
Current portion of long-term debt               0             124            (124)
Long-term debt                                  0           9,811          (9,811)
                                         --------        --------        --------
Net assets                               $ 18,250        $ (3,714)       $ 21,964
                                         ========        ========        ========
Stockholders' equity                                     $ (3,714)       $  3,714
                                                         ========        ========

                              Page 31 of 34 Pages

         The preliminary allocation of purchase price may change upon final determination of the fair value of net assets acquired.

(c) To reflect proceeds totaling $9,850,000 (net of estimated fees and expenses) received from the Preferred Stock Offering.

(d)      To reflect funds totaling $6,450,000 received from the Senior Credit
         Facility.


                              Page 32 of 34 Pages

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   August 9, 1996

                                             COMMODORE MEDIA, INC.
                                             (Registrant)


                                             By:  /s/ Bruce A. Friedman
                                                  --------------------------
                                                  Bruce A. Friedman
                                                  President and
                                                  Chief Executive Officer
                                                  (principal executive
                                                  officer)


                                             By:  /s/ James J. Sullivan
                                                  --------------------------
                                                  James J. Sullivan
                                                  Chief Financial Officer
                                                  (principal financial
                                                  and accounting officer)



                              Page 33 of 34 Pages

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Additional Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:   August 9, 1996


                                        Commodore Media of Delaware, Inc.,
                                          a Delaware corporation

                                        Commodore Media of Kentucky, Inc.,
                                          a Delaware corporation

                                        Commodore Media of Pennsylvania, Inc.,
                                          a Delaware corporation

                                        Commodore Media of Norwalk, Inc.,
                                          a Delaware corporation

                                        Commodore Media of Florida, Inc.,
                                          a Delaware corporation

                                        Commodore Media of Westchester, Inc.,
                                          a Delaware corporation

                                        Commodore Holdings, Inc.,
                                          a Delaware corporation

                                        Danbury Broadcasting, Inc.,
                                          a Connecticut corporation



                                        By:  /s/ Bruce A. Friedman
                                             -------------------------------
                                             Bruce A. Friedman
                                             President and
                                             Chief Executive Officer
                                             (principal executive officer)


                                        By:  /s/ James J. Sullivan
                                             -------------------------------
                                             James J. Sullivan
                                             Chief Financial Officer
                                             (principal financial and
                                             accounting officer)



                              Page 34 of 34 Pages